Exhibit 99.1

Selectis Health Reports Third Quarter 2021 Financial Results

Greenwood Village, Colorado, November 16, 2021 – Selectis Health, Inc. (OTC: GBCS) (“Selectis” or the “Company”) today reported a Net Loss for the three months ended September 30, 2021, of $0.06 million, or a net loss of $0.02 per diluted share. Total revenue increased to $7.32 million for the third quarter of 2021 compared to $6.32 million for the same period of 2020.

THIRD QUARTER HIGHLIGHTS

●	Record revenue of $7.32 million in 3Q21 versus revenue of $6.32 million in 3Q20, a growth rate of 15.8% year-over-year;
●	Net Loss of $0.06 million in 3Q21 versus Net Income of $0.46 million in 3Q20;
●	Earnings (Loss) per Share of $(0.02) per share in 3Q21 versus Earnings (Loss) per Share of $0.15 diluted in 3Q20;
●	Completed a $750,000 fund raise;
●	Completed rebranding to Selectis Health, Inc. received approval from FINRA;
●	1-for-10 reverse stock split occurred on September 22, 2021;
●	Refinanced Southern Hills campus mortgage, $8,029,800 for 35 years at 2.38% annual;
●	Began managing operations in two facilities owned in Georgia;
●	Increased occupancy 57% at the independent living facility from 14 to 22 residents, as of September 30, 2021, which has continued to increase into the third quarter;
●	The Company replaced three facility Executive Directors and three Directors of Nursing, to realign all facilities with the current direction of operations;

“During the third quarter of 2021 we reached a significant number of very important milestones: the fund raise, the reverse split, approval from FINRA for our rebranding, the noteworthy refinance of our Southern Hills Campus, the Medicare and Medicaid approval at Park Place, and the completion of our assumption of operations at the two Georgia facilities; our team worked very diligently, and I am extremely pleased with where we are, and where we are heading,” said Lance Baller, CEO of Selectis. “Notwithstanding, COVID remains a focus for our operations and the teams on the front-lines. We are doing everything in our power to ensure the health and safety of our staff, residents, and their loved once is first-and-foremost on our minds as we provide care day in and day out. Our censuses are improving, and we are pleased with the operational gain we made for the quarter. I believe we are laying the foundation for a very positive 2022 as we get through the previous unexpected, setbacks we experienced in this calendar year.”

“We completed many of the renovations which hampered several of our censuses during the second quarter, and you can see this in our financial results. We hope that the patients and residents, in the communities we serve, will continue to move towards a return to normalcy; which means receiving elective surgeries in hospital settings, which will increase our therapy revenues, and most importantly that we continue to hire quality nurses and care-providers so that we can better control our staffing costs,” said Randy Barker, President and COO of Selectis. “We are pleased with the management teams we are hiring at the facilities. We will continue to monitor their progress to ensure all facilities are optimally staffed, and our census are as close to where we want them to be at all times.”

Total Revenue

For the three months ended September 30, 2021, total revenue increased 15.8% to $7.32 million, compared to $6.32 million for the comparable period in 2020. The higher total revenue reflects our focus on our transition of our business model.

Net Income

For the three months ended September 30, 2021, the net loss was $0.06 million, or $(0.02) per diluted share, compared to net income of $0.46 million , or $0.15 per diluted share, for the comparable period of 2020. The Company took a non-cash impairment charge on the future termination of leases for the Sparta and Warrenton, GA facilities of the remaining balance of $354,710 in the third quarter due to the accounting requirements for straight-line lease expenses and pending termination of agreements. These entities also celebrated the completion of the CHOW applications and the fact that the wholly-owned subsidiary began billing CMS for Medicare. Across all facilities, and due to COVID the company faced shortages of nursing staffing and incurred $532,030 in agency staffing for the third quarter, despite having record number of nurses.

As anticipated, the newly opened Park Place facility continues to incur losses as the Company awaited CMS certification and approval to accept and care for Medicare and Medicaid patients. For the quarter, Park Place incurred a $234,340 loss. This is tracking very similar to our other facilities as we reopened them. Management anticipated this facility to continue to generate negative net income until the after the certification is granted, and we are able to increase the number of our Medicare and Medicaid residents at this facility. Now that these certifications are approved we anticipate a steady increase in the census at this facility until we reach optimal occupancy.

General and Administrative Expense Ratio

For the three months ended September 30, 2021, the G&A ratio was 23.5% compared to 15.9% for the same period last year. This change reflects increased cost of operating healthcare facilities, rather than simply renting to tenants. The G&A expenses include all costs except dietary wages, nursing wages, maintenance wages, and therapy wages.

Balance Sheet

Cash and investments at the Company amounted to $3.61 million as of September 30, 2021, compared to $4.00 million as of December 31, 2020.

Cash Flow

Operating cash flow used for the nine months ended September 30, 2021, amounted to $1.60 million, compared to $2.9 million provided in the comparable period of 2020. This is primarily due to the lower than anticipated census due to lingering effects of COVID, the inclement weather in the late winter and the correlated construction to repair the facilities, and the reopening and recertification of the Park Place facility, a handful of non-cash transactions from many different factors including the straight-line rent write down from the termination of the Sparta and Warrenton leases, many of these costs were one-time expenses.

Conference Call

Management will host a conference call to discuss Selectis Health’s third quarter results on November 16, 2021, at 4:15 PM EST (1:15 PM PST), during which Selectis’ management will discuss the Company’s third quarter 2021 performance.

The number to call for the interactive teleconference is (877)-705-6003 and the confirmation number is 13725159. A telephonic replay of the call will be available after 7:15 PM EST on the same day through Tuesday, November 30, 2021, by dialing (844)-512-2921 and entering the confirmation number 13725159. .

SUMMARY OF THIRD QUARTER RESULTS

SELECTIS HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$2,791,585	$3,567,437
Restricted Cash	822,273	410,866
Accounts Receivable, Net	4,438,706	1,931,569
Prepaid Expenses and Other	336,931	682,949
Investments in Debt Securities	24,387	24,387
Total Current Assets	8,413,882	6,617,208

Long Term Assets
Property and Equipment, Net	37,445,777	38,238,367
Goodwill	1,076,908	1,076,908
Total Assets	$46,936,567	$45,932,483

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable and Accrued Liabilities	3,444,425	3,196,178
Accounts Payable – Related Parties	9,990	9,900
Dividends Payable	-	7,500
Current Maturities of Long Term Debt, Net of Discount of $1,184 and $1,714, respectively	5,287,453	19,299,156
Short term debt – Related Parties, Net of discount of $0 and $3,234, respectively	275,000	1,121,766
Total Current Liabilities	9,016,868	23,634,500

Debt- Related Parties, Net of discount of $363 and $0, respectively	849,637	-
Debt, Net of discount of $599,883 and $450,879, respectively	33,418,564	18,830,444
Lease Security Deposit	258,600	251,600
Total Liabilities	43,543,669	42,716,544
Commitments and Contingencies
Equity
Preferred Stock:
Series A - No Dividends, $2.00 Stated Value, Non-Voting; 2,000,000 Shares Authorized, 200,500 Shares Issued and Outstanding	401,000	401,000
Series D - 8% Cumulative, Convertible, $1.00 Stated Value, Non-Voting; 1,000,000 Shares Authorized, 375,000 Shares Issued and Outstanding	375,000	375,000
Common Stock - $0.05 Par Value; 50,000,000 Shares Authorized, 2,890,362 and 2,686,638 Shares Issued and Outstanding at September 30, 2021 and December 31, 2020, respectively	144,518	134,332
Additional Paid-In Capital	12,014,996	11,540,052
Accumulated Deficit	(9,542,616)	(9,036,400)
Total Selectis Health, Inc. Stockholders’ Equity	3,392,898	3,413,984
Noncontrolling Interests	-	(198,045)
Total Equity	3,392,898	3,215,939
Total Liabilities and Equity	$46,936,567	$45,932,483

SELECTIS HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue
Rental Revenue	$933,360	$1,628,904	$155,071	$484,299
Healthcare Revenue	17,936,432	13,673,323	6,939,841	5,835,862
Management Fee Revenue	224,143	-	224,143	-
Total Revenue	19,093,935	15,302,227	7,319,055	6,320,161
Expenses
Property Taxes, Insurance and Other Operating	12,613,896	8,757,802	4,413,930	3,771,827
General and Administrative	4,732,115	1,723,153	1,721,292	1,007,383
Provision for (Recovery of) Bad Debts	28,275	229,799	12,142	(34,091)
Acquisition Costs	-	209,946	-	181,292
Depreciation and Amortization	1,286,279	1,174,899	435,013	406,796
Total Expenses	18,660,565	12,095,599	6,582,377	5,333,207
Income from Operations	433,370	3,206,628	736,678	986,954
Other (Income) Expense
Gain on Extinguishment of Debt	-	(80,400)	-	-
Interest Expense, net	1,680,540	1,632,537	486,816	515,966
Gain on Forgiveness of PPP Loan	(675,598)	-	-	-
Other Income	(548,933)	-	(51,856)	-
Lease Termination Expense	450,427	-	354,710	-
Total Other (Income) Expense	906,436	1,552,137	789,670	515,966
Net Income (Loss)	(473,066)	1,654,491	(52,992)	470,988
Net Loss Attributable to Noncontrolling Interests	(10,650)	(3,159)	-	(4,311)
Net Income (Loss) Attributable to Selectis Health, Inc.	(483,716)	1,651,332	(52,992)	466,677
Series D Preferred Dividends	(22,500)	(22,500)	(7,500)	(7,500)
Net Income (Loss) Attributable to Common Stockholders	$(506,216)	$1,628,832	$(60,492)	$459,177
Per Share Data:
Net Income (Loss) per Share Attributable to Common Stockholders:
Basic	$(0.18)	$0.60	$(0.02)	$0.17
Diluted	$(0.18)	$0.53	$(0.02)	$0.15
Weighted Average Common Shares Outstanding:
Basic	2,741,186	2,735,222	2,824,560	2,720,245
Diluted	2,741,186	3,117,722	2,824,560	3,102,745

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release and the Company’s accompanying oral remarks contain forward-looking statements regarding its 2021 guidance, as well as its plans, expectations, and the Company’s expectations regarding future developments. Actual results could differ materially due to numerous known and unknown risks as well as uncertainties. These risks and uncertainties are discussed under the headings “Forward-Looking Statements,” and “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or developments projected or contemplated by its forward-looking statements will in fact occur, and the Company cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of the date of this release, except as otherwise required by law, the Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

For Further Information Contact:

Brandon Thall

investors@selectis.com